SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:           Woodlawn Investment Trust

Address of Principal Business Office:

                105 North Washington Street
                Post Office Drawer 69
                Rocky Mount, North Carolina  27802-0069

Telephone:      (800) 525-3863
                (252) 972-9922

Agent for Service of Process:

                C. Frank Watson, III
                105 North Washington Street
                Post Office Drawer 69
                Rocky Mount, North Carolina  27802-0069

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

               YES /X/
               NO  / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Rocky Mount and in the State of North Carolina on the 19th day of May, 1999.


[SEAL]                                     Signature:  WOODLAWN INVESTMENT TRUST



                                              By: /s/ C. Frank Watson, III
                                                 ----------------------------
                                                   C. Frank Watson, III
                                                   Secretary


Attest:   /s/ Julian G. Winters
         ------------------------------------
         Julian G. Winters
         Treasurer & Assistant Secretary